Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Barry M. Smith (“Employee”), and Magellan Health Services, Inc. on behalf of itself and its subsidiaries and affiliates (collectively referred to herein as “Employer” or the “Company”) on this 10th day of December, 2012 effective as of January 1, 2013.

WHEREAS, Employer desires to obtain the services of Employee and Employee desires to render services to Employer; and

WHEREAS, Employer and Employee desire to set forth the terms and conditions of Employee’s employment with Employer under this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.                                      Employment.  Employer agrees to employ Employee, and Employee accepts such employment in accordance with the terms of this Agreement, for a term of one year commencing on January 1, 2013 and, unless terminated earlier in accordance with the terms of this Agreement, ending on December 31, 2013.  Thereafter, this Agreement shall automatically renew for twelve (12) month periods, unless sooner terminated as provided herein.  If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least one hundred eighty (180) days prior to the next renewal date. Non-renewal of the Agreement by either party will in all cases result in termination of employment at the non-renewal date.  Employer’s notice of intent not to renew the Agreement shall be deemed to be a termination without cause and the provisions of Section 6(c) shall apply.

Employee represents and warrants that the execution and delivery of this Agreement by Employee does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which Employee is a party or by which Employee may be bound.  In addition, Employee has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which Employee is subject or may be bound.

2.                                      Position and Duties of Employee.  Employee will serve as Chief Executive Officer and, to the extent elected by shareholders of the Company from time to time, a member of the board of directors (the “Board”) of Employer.  Employee shall report directly to the Board and shall have such duties, powers and authorities customarily vested in the office of chief executive officer of a public company the size and nature of Employer.  Employee agrees to serve in such position until the expiration of the term or such time as Employee’s employment with Employer is terminated pursuant to this Agreement.

3.                                      Time Devoted; Undertakings.  (a) Employee will devote his full business time and energy to the business affairs and interests of Employer, and will use his best efforts and abilities to promote Employer’s interests.  Employee agrees that he will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his position and in accordance with the policies established by the Employer.  Excluding charitable and civic organizations, Employee shall not serve on any outside boards of directors of any organizations without the prior approval of the board of directors of Employer; provided, however, that the parties agree that Employee may continue to serve on the board of directors of Canseo Health for the first quarter of 2013. Nothing herein shall preclude Employee from managing his personal investments, so long as such activities do not materially interfere with the performance of Employee’s duties and responsibilities under this Agreement.

(b)                                 Employee agrees that he will not act as pilot or co-pilot on any aircraft while traveling in the course of or in connection with his employment under this Agreement.

4.                                      Compensation.

(a)                                 Base Salary.  Employer will pay Employee a base salary at a rate of $900,000 per year which amount will be paid in semi-monthly intervals, less appropriate withholdings for federal and state taxes and other deductions authorized by Employee.  Such salary will be subject to annual review and subject to increase, but not decrease.  Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)                                 Annual Bonus.  Employee’s annual target bonus opportunity will be 100% of Base Salary (“Target Bonus”) under the Company’s Short-Term Incentive Plan (or successor annual incentive plan applicable to similarly situated executive officers), with the ability to earn up to 200% of Base Salary, based upon the achievement of performance goals, which goals shall be established by the Board within the first ninety (90) days of each fiscal year.  The actual payout to Employee will be based on Company and individual performance during the measurement period.  Except as otherwise provided herein, any such bonus payable to Employee shall be paid to Employee during the period January 1 to March 15 of each year in respect of service in the preceding year provided that Employee is still employed by Employer at the time the bonus is paid.

(c)                                  Sign on Equity Grant.  Employee will receive a grant of options with a total value of $4,725,000, to purchase that number of shares equal to $4,725,000 divided by the Black Sholes value of an option to purchase a share of stock of Employer as determined by Employer on the first business day of the month following the month of commencement of his employment under this Agreement (the “Grant Date”) at an exercise price equal to the closing price of a share of the Common Stock of Employer on NASDAQ on the Grant Date.  Such options shall be granted pursuant to the form of Stock Option Agreement attached hereto as Exhibit A and the terms of the Employer’s 2008 Management Incentive Plan on the Grant Date and shall vest in annual installments as set forth in the vesting schedule at the end of this Section 4(c).  Employee will receive a grant of a number of restricted stock units equal to $1,575,000 divided by the closing price of a share of stock of the Employer on the date of grant, to be granted on the first business day of the month following the month of commencement of his employment under this Agreement.  Such restricted stock units shall be granted pursuant to the form of Restricted Stock Unit Agreement attached hereto as Exhibit B and the terms of the

Employer’s 2008 Management Incentive Plan and shall vest in annual installments as set forth in the vesting schedule at the end of this Section 4(c).

January 1	Options	Restricted Stock Units
2014	1/6	1/6
2015	1/3	1/3
2016	1/3	1/3
2017	1/6	1/6

(d)                                 Benefits.  Employee will be eligible to participate in Employer’s Benefit Plans commensurate with his position on a basis at least as favorable as other similarly situated senior level executives of Employer.  Employee will receive separate information detailing the terms of such Benefit Plans and the terms of those plans will control.  Employee also will be eligible to participate in any annual incentive plan and stock option plan applicable to Employee by their terms respectively on terms at least as favorable as other similarly situated senior level executives of Employer, except that Employee will not be entitled to any equity grants with respect to 2013, which would have been payable in March 2014.  Annual incentive payments, if any, will be determined and paid (unless validly deferred if then permitted by the Company) between January 1 and March 15 of the year following the performance year.  During the term of this Agreement, Employee will be entitled to such other benefits of employment with Employer as are now or may later be in effect for salaried employees of Employer, and also will be eligible to participate in other benefits adopted for employees at his level.  Employee will be entitled to no less than three (3) weeks of paid time off.

5.                                      Expenses.  During the term of this Agreement, Employer will reimburse Employee promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s business upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its employees generally, subject to Section 10(a) (ii).

6.                                      Termination.

(a)                                 Termination Due to Resignation.  Employee may resign his employment at any time by giving 60 days written notice of resignation to Employer.  Except as otherwise set forth in this Agreement, Employee’s employment, and Employee’s right to receive compensation and benefits from Employer, will terminate upon the effective date of Employee’s termination.

If Employee resigns pursuant to this Section 6(a), Employer’s only remaining financial obligation to Employee under this Agreement will be to pay, subject to Section 10: (i) any earned but unpaid Base Salary and accrued paid time off through the effective date of Employee’s termination; (ii) reimbursement of expenses incurred by Employee through the effective date of termination which are reimbursable pursuant to this Agreement; and (iii) the

Employee’s vested portion of any Magellan deferred compensation or other benefit plan (the “Accrued Amounts”).

(b)                                 Termination with Cause.  Employee’s employment, and Employee’s right to receive compensation and benefits from Employer, will be terminated for “Cause” at the discretion of Employer under the following circumstances:

(i)                                     Employee’s commission of an act of fraud or material dishonesty involving his duties on behalf of Employer;

(ii)                                  Employee’s failure or refusal to faithfully and diligently perform duties assigned to Employee or other breach of any material term under this Agreement;

(iii)                               Employee’s and material failure or refusal to abide by Employer’s policies, rules, procedures or lawful directives; or

(iv)                              Employee’s conviction of a felony or a misdemeanor (other than a traffic violation misdemeanors) or breach of Section 3(b) of this Agreement.

If Employee is terminated pursuant to this Section 6(b), Employer’s only remaining financial obligation to Employee under this Agreement will be to pay, subject to Section 10, the Accrued Amounts.

For the events described in Sections 6(b) (ii) and (iii), Employer will give Employee written notice of such deficiency and a reasonable opportunity to cure such situation, but in no event more than thirty days.

(c)                                  Termination Without Cause by Employer or with Good Reason by Employee.  Employer may terminate this Agreement for any reason without Cause at any time.  If Employer terminates this Agreement without Cause or Employee terminates this Agreement with Good Reason, in addition to the Accrued Amounts and subject to Employee’s execution, delivery and non-revocation of an effective release of claims in favor of Employer substantially in the form attached hereto as Exhibit C (the “Release”), Employee shall be entitled to (subject to Section 10): (i) cash severance in an amount equal to two times (2x) the sum of (x) Base Salary plus (y) Target Bonus, payable in a single cash installment as soon as reasonably practicable following Employee’s termination date, (ii) a pro rata portion (based on the portion of the year during which Employee was employed) of the bonus called for by Section 4(b) for the year in which termination occurs, in an amount determined based on actual performance, payable at the time of the annual bonus payout for all employees, (iii)(A) all stock options granted under Section 4(c) shall be immediately vested on the date of such termination and shall remain exercisable for one year after such termination (but not beyond the original term of such options) and all restricted stock units granted under Section 4(c) which are not exercisable as of the date of termination shall vest and be settled when they would have been vested and settled if Employee had remained employed with the Employer throughout the term of such awards, provided, however, that if the date of termination is prior to March 1, 2014 this clause (iii)(A) shall apply only to a portion of the stock options and restricted stock units granted under Section 4(c) that, taken together with any such stock options and restricted stock units previously vested, equals 50% of the stock options and 50% of the restricted stock units granted under Section 4(c)

and (B) all stock options granted under Section 4(d) shall be immediately vested on the date of such termination and shall remain exercisable for one year after such termination (but not beyond the original term of such options) and all restricted stock units granted under Section 4(d) which are not exercisable as of the date of termination shall vest and be settled when they would have been vested and settled if Employee had remained employed with the Employer throughout the term of such awards; and (iv) if Employee and any of Employee’s eligible dependents, in each case, who participate in Employer’s medical, dental, vision and prescription drug plans as of the date of termination, timely elect COBRA coverage under such plans, Employer shall reimburse such COBRA premiums (on a monthly basis) for a period of up to eighteen (18) months following the date of termination, with the COBRA premium shared in the same relative proportion by Employer and Employee as in effect on the date of termination; provided, that if and to the extent that any benefit described in this Section 6(c)(iii) is not or cannot be paid or provided under any Employer plan or program without adverse tax consequences to Employer or for any other reason, then the Company shall pay Employee a monthly payment in an amount equal to Employer’s cost of providing such benefit.  The reimbursement of COBRA premiums (or the monthly payment, if applicable) provided under this Section 6(c) shall cease to be effective as of the date Employee becomes eligible for coverage under the medical, dental, vision and prescription drug plans of a subsequent employer.  All other benefits, if any, due Employee following a termination pursuant to this Section 6(c) shall be determined in accordance with the plans, policies and practices of Employer.

For purposes of this Agreement, “Good Reason” shall mean: (A) any reduction in Employee’s then current Base Salary or Target Bonus opportunity; (B) any diminution in Employee’s position, duties or authorities to those not customarily vested in the office of chief executive officer of a public company the size and nature of Employer; (C) a change in the reporting structure so that Employee reports to anyone other than the Board; (D) any breach by Employer of any material provision of this Agreement; (E) any non-renewal of this Agreement by Employer in accordance with Section 1 hereof; provided, that Employee provides written notice to Employer, as applicable, of the existence of any such condition within ninety (90) days of Employee having actual knowledge of the initial existence of such condition and Employer, as applicable, fails to remedy the condition within thirty (30) days of receipt of such notice (the “Cure Period”).  In order to resign for Good Reason, Employee must actually terminate employment no later than 30 days following the end of such Cure Period, if the Good Reason condition remains uncured.

(d)                                 Automatic Termination.  This Agreement will terminate automatically upon the death or permanent disability of Employee.  Employee will be deemed to be “Disabled” or to suffer from a “Disability” within the meaning of this Agreement if, because of a physical or mental impairment, Employee has been unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of 180 consecutive days, or if Employee can reasonably be expected to be unable to perform the essential functions of his position for such period.  If Employee is terminated pursuant to this Section 6(d), Employee or his estate will receive, subject to Section 10, (i) a pro rata portion (based on the portion of the year during which Employee was employed) of the bonus called for by Section 4(b) for the year in which termination occurs, payable at the time of the annual bonus payout for all employees, and (ii) the Accrued Amounts.

(e)                                  Termination Without Cause by the Employer or With Good Reason by Employee in Connection With, or Within Two Years After, a Change in Control.

(i)                                     If Employer terminates this Agreement and Employee’s employment without Cause, or if Employee terminates this Agreement and Employee’s employment with Good Reason, in connection with a Change in Control (as defined below) (whether before or at the time of such Change in Control) or within two years after a Change in Control, Employee shall receive the following, in lieu of the amounts and benefits described in Section 6(a), (b), (c) or (d), contingent, in the case of (B), (C) and (D), upon Employee executing the Release, at the time of termination.

(A)                               the Accrued Amounts (subject to Section 10);

(B)                               a pro rata portion of the Target Bonus for the year in which termination occurs, payable at the time of the annual bonus payout for all employees ;

(C)                               3 times the sum of (a) Base Salary plus (b) Target Bonus, payable in a single cash installment immediately after termination (subject to Section 10);

(D)                               if Employee and any of Employee’s eligible dependents, in each case, who participate in Employer’s medical, dental, vision and prescription drug plans as of the date of termination, timely elect COBRA coverage under such plans, Employer shall reimburse such COBRA premiums (on a monthly basis) for a period of up to eighteen (18) months following the date of termination, with the COBRA premium shared in the same relative proportion by Employer and Employee as in effect on the date of termination; provided, that if and to the extent that any benefit described in this Section 6(e)(i)(D) is not or cannot be paid or provided under any Employer plan or program without adverse tax consequences to Employer or for any other reason, then Employer shall pay Employee a monthly payment in an amount equal to Employer’s cost of providing such benefit; and

(E)                                other payments, entitlements or benefits, if any, that are payable in accordance with applicable plans, programs, arrangements or other agreements of the Employer or any affiliate (subject to Section 10).

(ii)                                  Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with Employee or plan of Employer or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6(e)(ii), result in the imposition on Employee of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to Employee shall either be (i) delivered in full or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Employee of the greatest benefit of an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).  To the extent such Total Payments are required to be reduced, the parachute payment amounts due to Employee (but no non-parachute payment amounts) shall be reduced in the following order: (A) the parachute payments that are payable in cash shall be reduced with amounts that are payable last reduced first; (B) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (C) all other non-cash benefits not otherwise described in clause (B) reduced last.  The determinations to be made with respect to this Section 6(e)(ii) shall be made by a certified public accounting firm (the “Accountant”) designated by Employer and reasonably acceptable to Employee. Employer shall be responsible for all charges of the Accountant.

(iii)                               For purposes of this Agreement, the following definitions shall apply:

“Change in Control” of the Employer shall mean the first to occur after the date hereof of any of the following events:

(i)                                     any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, of 51% or more of the Voting Stock (as defined below) of the Employer;

(ii)                                  the majority of the Board of Directors of the Employer consists of individuals other than “Continuing Directors,” which shall mean the members of the Board on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was supported by a vote of the directors who then comprised the Continuing Directors, shall be considered to be a Continuing Director;

(iii)                               the Board of Directors of the Employer adopts and, if required by law or the certificate of incorporation of the Corporation, the shareholders approve the dissolution of the Employer or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the Employer’s assets;

(iv)                              all or substantially all of the assets of the Employer are disposed of pursuant to a merger, consolidation, share exchange, reorganization or other transaction unless the shareholders of the Employer immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they previously owned the Voting Stock or other ownership interests of the Employer, 51% of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer; or

(v)                                 the Employer merges or combines with another company and, immediately after the merger or combination, the shareholders of the Employer immediately prior to the merger or combination own, directly or indirectly, 50% or less of the Voting Stock of the successor company, provided that in making such determination there shall be excluded from the number of shares of Voting Stock held by such shareholders, but not from the Voting Stock of the successor company, any shares owned by Affiliates of such other company who were not also Affiliates of the Employer prior to such merger or combination.

“Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer.

“Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

“Voting Stock” shall mean any capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and reference to a percentage of Voting Stock shall refer to such percentage of the votes that all such Voting Stock is entitled to cast.

(f)                                   Effect of Termination.  Except as otherwise provided for in this Section 6, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for (i) the rights and obligations under Sections 4 and 5 to the extent Employee has not been compensated or reimbursed for services performed prior to termination (the amount of compensation to be prorated for the portion of the pay period prior to termination); (ii) the rights and obligations under Sections 7, 8 and 9; and (iii) all procedural and remedial provisions of this Agreement.

7.                                      Protection of Confidential Information/Non-Competition/Non-Solicitation.

Employee covenants and agrees as follows:

(a)                                 (i)                                     Confidential Information.  During Employer’s employment of Employee and following the termination of Employee’s employment for any reason, Employee will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer during the course of Employee’s employment or after receipt of the prior written consent of Employer, any confidential information of Employer or its controlled subsidiaries or affiliates, that comes into his knowledge during his employment by Employer (the “Confidential Information” as hereinafter defined).  The obligation not to use or disclose any Confidential Information will not apply to any Confidential Information that is or becomes public knowledge through no fault of Employee, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge.  The above will be without prejudice to any additional rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

(ii)                                  Trade Secrets.  Employee shall hold in confidence all Trade Secrets of Employer, its direct and indirect subsidiaries or affiliates, and/or its customers that came into his knowledge during his employment by Employer and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets, other than at the direction of Employer, for as long as the information remains a Trade Secret.

(iii)                               For purposes of this Agreement, the following definitions apply:

“Confidential Information” means any data or information, other than Trade Secrets, that is valuable to Employer and not generally known to the public or to competitors of Employer.  It is understood that the term “Confidential Information” does not mean and shall not include information which:

(a)                                 is or subsequently becomes publicly available without the breach of any obligation owed to the Employer;

(b)                                 is disclosed with the prior written approval of the Employer; or

(c)                                  is obligated to be produced under order of a court of competent jurisdiction or a valid administrative, congressional, or other subpoena, civil investigative demand or similar process; provided, however, that upon issuance of any such order, subpoena, demand or other process, the Employee shall promptly notify the Employer and shall provide the Employer with an opportunity (if then available) to contest, at the Employer’s expense, the propriety of such order or subpoena (or to arrange for appropriate safeguards against any further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information).

“Trade Secret” means information including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iv)                              Interpretation.  The restrictions stated in paragraphs 7(a)(i) and 7(a)(ii) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law.  Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer’s right under applicable state law to protect its trade secrets and confidential information.

(b)                                 Non-Competition.

(i)                                     Employee covenants and agrees that for a period of the longer of (A) 1 year or (B) the number of years in respect of which Base Salary is paid (including as a lump sum) to Employee on termination of employment, in each case following termination of Employee’s employment for any reason other than death or Disability (the “Restricted Period”), he will not, on his own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in the business of providing or selling services in the United States that are services offered by Employer or its subsidiaries or affiliates at the time of the termination of this Agreement, unless waived in writing by Employer in its sole discretion.  Employee recognizes that the above restriction is reasonable and necessary to protect the interest of the Employer and its subsidiaries and affiliates.

(ii)                                  During the Restricted Period, Employee may submit a written request to Employer outlining a proposed employment or other employment opportunity that Employee is considering. Employer will review such request, and make a determination within ten (10) business days following receipt of such request, in its sole discretion, as to whether the opportunity would constitute a breach of the non-competition covenant.

(c)                                  Non-Solicitation.  To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its subsidiaries and affiliates, Employee agrees that, during the Restricted Period, he will not, without the prior written permission of Employer, directly or indirectly, for himself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer or its subsidiaries or affiliates for purposes of providing or selling services that are offered by Employer or its subsidiaries or affiliates, if Employer, or the particular subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation.  For purposes of this Section 7(c), “Customer” means any individual or entity to whom Employer or its subsidiaries or affiliates has provided, or contracted to provide, services and with whom Employee had, alone or in conjunction with others, contact with or knowledge of, during the twelve months prior to the termination of his employment.  For purposes of this Section 7(c), Employee had contact with or knowledge of a customer if (i) Employee had business dealings with the customer on behalf of Employer or its subsidiaries or affiliates; (ii) Employee was responsible for supervising or coordinating the dealings between the customer and Employer or its subsidiaries or affiliates; or (iii) Employee obtained or had access to trade secrets or confidential information about the customer as a result of Employee’s association with Employer or its subsidiaries or affiliates.

(d)                                 Solicitation or Hiring of Employees.  During Employer’s employment of Employee and the Restricted Period, Employee will not, on his own behalf or on behalf of any other person or entity, solicit for employment or hire, directly or indirectly, any employee of Employer or any of its subsidiaries or affiliates who was employed with Employer or its subsidiaries or affiliates within the one year period immediately prior to Employee’s termination.

8.                                      Work Made for Hire.  Employee agrees that any written program materials, protocols, research papers, other writings, as well as improvements, inventions, new techniques, programs or products (the “Work”) made or developed by Employee within or after normal working hours relating to the business or activities of Employer or any of its subsidiaries, shall be deemed to have been made or developed by Employee solely for the benefit of Employer and will be considered “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer.  In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Employee agrees to assign, convey, and transfer to the Employer all right, title and interest Employee may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Employee agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright.

9.                                      Property of Employer.  Employee agrees that, upon the termination of Employee’s employment with Employer, Employee will immediately surrender to Employer all property, files, equipment, funds, lists, books, records, computer programs, computer software and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Employee.

10.                               Special Rules for Compliance with Code Section 409A.  This Section 10 serves to ensure compliance with applicable requirements of Section 409A of the Internal Revenue Code (the “Code”).  Certain provisions of this Section 10 modify other provisions of this Agreement.  If the terms of this Section 10 conflict with other terms of the Agreement, the terms of this Section 10 control.

(a)                                 Timing of Certain Payments.  Payments and benefits specified under this Agreement shall be paid at the times specified as follows:

(i)                                     Accrued Payments at Termination.  Sections 6(a) — (e) of this Agreement require payment of amounts earned but unpaid or accrued at the date of Employee’s termination.  Unless the amount is payable under an applicable plan, program or arrangement on explicit terms providing for a delay in payment compliant with Code Section 409A, these amounts shall be payable at the date the amounts otherwise would have been payable under the applicable plans, programs and arrangements in the absence of termination but in no event more than 30 days after Employee’s termination of employment (subject to 10(d)).

(ii)                                  Expense Reimbursements.  Any payment under Section 5 or otherwise as an expense reimbursement hereunder must be paid no later than the end of Employee’s taxable year next following the taxable year in which Employee incurred the reimbursable expense.

(iii)                               Other Payments.  Any other payment or benefit required under this Agreement to be paid in a lump sum or otherwise to be paid promptly at or following a date or event shall be paid within five days after the due date, subject to Section 10(b), (c) and (d) below.

(iv)                              No Influence on Year of Payment.  In the case of any payment under the Agreement payable during a specified period of time following a termination or other event (including any payment for which the permitted payment period begins in one calendar year and ends in a subsequent calendar year), Employee shall have no right to elect in which year the payment will be made, and the Company’s determination of when to make the payment shall not be influenced in any way by Employee.

(b)                                 Special Rules for Severance Payments.  In the case of payments in the nature of continuation of payments under Section 4(a) required under Section 6(c) (“Pre-CIC Severance Payments”) and severance payable under Section 6(e) (the “CIC Severance Payments” and, with the “Pre-CIC Severance Payment, the “Severance Payments”), the following rules will apply:

(i)                                     Separate Payments.  Each monthly installment of the Pre-CIC Severance Payments shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A.  The portion of the CIC Severance Payments that exceeds the Pre-CIC Severance Payments (or the present value thereof, if such present valuing is required to comply with Section 409A), and the portion attributable to inclusion of Target Bonus in the calculation of CIC Severance Payments (or, if so required, the present value thereof) as compared to Pre-CIC Severance Payments, shall be deemed to be a separate payment for all purposes, including for purposes of Section 409A (the “Separate Lump Sum”).

(ii)                                  Severance Payment Timing Rules.  Each installment of Pre-CIC Severance Payments shall be treated as follows for purposes of Section 409A:

(A)                               Installments payable during the year of termination and by March 15 of the year following termination shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b) (4);

(B)                               Installments payable during the period within six months after termination, to the extent not covered by Section 10(b)(ii)(A), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii);

(C)                               To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 10(b)(ii)(B), installments payable as Pre-CIC Severance Payments shall be excluded, to the maximum extent possible, by such “two-years/two-times” exclusion (applied in the reverse order of payment of the installments — that is, to the latest installments first); and

(D)                               All installments of the Pre-CIC Severance Payment not covered by Section 10(b)(ii)(A), (B) and (C) shall be paid at the applicable installment payment date in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule of Section 10(d).

The portions of the CIC Severance Payments that correspond to the Pre-CIC Severance Payments (that is, deemed to be the same payment for purposes of Section 409A) shall be governed by Section 10(b)(ii)(A) — (D) above, provided that amounts of the CIC Severance Payments corresponding to Pre-CIC Severance Payments covered by Section 10(b)(ii)(A), (B), and (C) above shall be payable as a lump sum within five days after termination of employment.   The Separate Lump Sum shall be treated as follows for purposes of Section 409A:

(E)                                The Separate Lump Sum shall, to the maximum extent possible, be deemed to constitute a short-term deferral under Treasury Regulation § 1.409A-1(b) (4);

(F)                                 To the extent that the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) has not been fully applied by virtue of Section 10(b)(ii)(B) and (C), the Separate Lump Sum, to the extent not covered by Section 10(b)(ii)(E), shall, to the maximum extent possible, be deemed to constitute amounts payable under the “two-year/two-times” exclusion; and

(G)                               Any portion of the Separate Lump Sum not covered by Section 10(b)(ii)(E) and (F) shall be paid within five days after the qualifying termination of employment in compliance with Section 409A, except that any such payment shall be subject to the six-month delay rule and other provisions of Section 10(d) and except to the extent that the Separate Lump Sum is not deemed to be a valid separate payment from amounts governed by Section 10(b)(ii)(D).

Any portions of the CIC Severance Payments corresponding to Pre-CIC Severance Payments governed by Section 10(b)(ii)(D) shall be payable, subject to Section 10(d), in a lump sum within five days after the qualifying termination of employment if such termination has occurred within two years following a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(10) (a “409A Change in Control”), and in any other case shall be payable at the applicable time under Section 10(b)(ii)(D).

(c)                                  Special Rules for Other Payments.  With respect to amounts payable under Section 6(e)(1)(B) of the CIC Amendment (relating to incentive awards), the following rules will apply:

(i)                                     Separate Payments.  The amounts payable thereunder shall each be deemed to be a separate payment for all purposes, including for purposes of Section 409A (subject to any further designation of separate payments explicitly made in any separately identifiable plan or arrangement for purposes of Section 409A).

(ii)                                  Payment Timing Rules.  A payment referenced in Section 10(c)(i) shall be payable as a lump-sum payment within five days after termination of employment if and to the extent that (A) the separate payment constitutes short-term deferral under Treasury Regulation § 1.409A-1(b)(4), (B) the amount of the separate payment not covered by Section 10(c)(ii)(A) can be paid under the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii), after first applying such exclusion under Section 10(b)(ii), (C) the separate payment is covered by any other applicable exclusion or exemption under Treasury Regulation § 1.409A-1(b)(9) (provided that the exclusion under subsection (b)(9)(v)(D) shall be used only to the extent not relied upon for other payments or benefits) and (D), the six-month delay rule in Section 10(d) does not apply to the separate payment (except as otherwise provided in Section 10(c)(iii)).  Any other such separate payment (i.e., amounts subject to the six-month delay rule) shall be subject to the six-month delay rule of Section 10(d), subject to Section 10(c) (iii).  Any delay in payment under the six-month delay rule shall not limit Employee’s rights under this Agreement to not forfeit a specified item of compensation as a result of Employee’s termination.

(iii)                               Payments of 409A Deferrals For a Termination Not Within Two Years After a 409A Change in Control.  If a payment referenced in Section 10(c)(ii) is a direct payment or a substitute or replacement for a right to payment (the “Original Payment Right”) that constitutes a deferral of compensation under Section 409A, and if either (A) the Change in Control does not involve a 409A Change in Control, or (B) Employee’s termination triggering payments hereunder did not occur within the two-year period following a 409A Change in Control, then such payments (i.e., payments that constitute deferrals under Section 409A) must be paid at the times and in the form applicable to a separation from service under the terms of the Original Payment Right, subject to Section 10(d).   If in no circumstances was such payment payable upon a separation from service under the Original Payment Right, then this Section 10(c)(iii) shall not apply.

(d)                                 Six-Month Delay Rule.

(i)                                     General Rule.  The six-month delay rule will apply to payments and benefits under the Agreement if all of the following conditions are met:

(A)                               Employee is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (10) thereof) for the year in which the termination occurs.  The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans and arrangements and applied in accordance with Treasury Regulation § 1.409A-1(i).

(B)                               The Company’s stock is publicly traded on an established securities market or otherwise.

(C)                               The payment or benefit in question is a deferral of compensation and not excepted, exempted or excluded from being such by the short-term deferral rule, or the “two-years/two-times” rule in Treasury Regulation § 1.409A-1(b)(9)(iii), or any other exception, exemption or exclusion; provided, however, that the exclusion under Treasury Regulation § 1.409A-1(b)(9)(v)(D) shall apply only if and to the extent that it is not necessary to apply to any other payment or benefit payable within six months after Employee’s termination.

(ii)                                  Effect of Rule.  If it applies, the six-month delay rule will delay a payment or benefit which otherwise would be payable under this Agreement within six months after Employee’s separation from service.

(A)                               Any delayed payment or benefit shall be paid on the date six months after Employee’s separation from service.

(B)                               During the six-month delay period, accelerated payment will occur in the event of the Employee’s death but not for any other reason (including no acceleration upon a Change in Control), except for accelerations expressly permitted under Treasury Regulation § 1.409A-1 — A-6.

(C)                               Any payment that is not triggered by a termination, or is triggered by a termination but would be made more than six months after the termination (without applying this six-month delay rule), or would be payable at a fixed date not tied to termination that is earlier than the expiration of the six-month delay period, shall be unaffected by the six-month delay rule.

(iii)                               Limit to Application of Six-Month Delay Rule.  If the terms of this Agreement or other plan or arrangement or document relating to this Agreement or payments hereunder impose this six-month delay rule in circumstances in which it is not required for compliance with Section 409A, those terms shall not be given effect.

(e)                                  Other Provisions.

(i)                                     Good Reason.  Termination for “Good Reason” as defined under Section 6(c) and termination without Cause under the related rules governing constructive termination not for cause are intended to qualify as “involuntary separations” within the meaning of Treasury Regulation § 1.409A-1(n)(2)(i), and shall be so construed and interpreted.

(ii)                                  Non-transferability.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Employee’s creditors or creditors of any of Employee’s beneficiaries.

(iii)                               No Acceleration.  The timing of payments and benefits under the Agreement which constitute a deferral of compensation under Code Section 409A may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without Employee incurring a tax penalty.

(iv)                              Timing Relating to Release.  Other provisions of this Agreement (including this Section 10) notwithstanding, if Employee is obligated to execute a Release, non-competition, or other agreement as a condition to receipt of a payment hereunder, the Company will supply to Employee a form of such release or other document not later than the date of Employee’s termination, which must be returned within the time period required by law and must not be revoked by Employee within the applicable time period in order for Employee to satisfy any such condition, such that it becomes legally effective.  Employee must sign and tender the release as described above not later than sixty (60) days following Employee’s last day of employment, or such earlier date as required by Employee, and if the Executive fails or refuses to do so,  Employee shall forfeit the right to such termination compensation as would otherwise be due and payable.  If the severance payments are otherwise subject to Section 409A of the Code, they shall begin on the first pay period following the date that is sixty (60) days after Employee’s employment terminates; provided, however, that if such 60 days extends across two calendar years, the payments to Employee shall begin in the second of the calendar years.

(v)                                 Definition of Termination of Employment.  For purposes of this Agreement, the term “termination of employment” shall mean a separation from service as defined in Treasury Regulation § 1.409A-1(h); provided, however, that if a date for termination of employment is designated by the Company but Employee has a separation from service prior to such designated date, the designated termination date shall be deemed the date of termination for any compensation payable under this Agreement that would fully qualify for the short-term deferral exception under Treasury Regulation § 1.409A-1(b)(4) and/or the “two-year/two-times” exclusion from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(iii) under both circumstances (i.e., assuming the separation from service date was the termination date hereunder or that the designated termination of employment date was the termination date hereunder).

(vi)                              Continued Medical Coverage.  Any continued medical coverage following termination of employment, to the extent provided under Section 6 or any other provision of this Agreement, if and to the extent such medical coverage (or the Company’s contributions or reimbursement of such coverage) represents taxable income to Employee, is intended to qualify as excluded from being a deferral of compensation under Treasury Regulation § 1.409A-1(b)(9)(v)(B), and the rights to such coverage shall be limited to the extent necessary to qualify thereunder.

(vii)                           References to Other Plans.  References in the Agreement to the obligation of the Company to pay amounts under other plans, including Employee’s vested portion of any Magellan deferred compensation or other benefit plan, shall not be construed to modify the timing of payment, which shall be governed by such other plans..

11.                               Remedies.  An actual or threatened violation by Employee of the covenants and obligations set forth in Sections 7, 8 and 9 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Employee agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond.  Employee will also be entitled to seek equitable relief against Employer in connection with enforcement of the covenants and obligations set forth in Sections 7, 8 and 9.  The provisions of Sections 4, 5, 6, 7, 8, 9 and 20 will survive the termination of this Agreement in accordance with the terms set forth in each Section.

12.                               Arbitration.  Except for an action for injunctive relief as described in Section 11, any disputes or controversies arising under this Agreement will be settled by arbitration in Hartford, Connecticut in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes.  The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.  The costs and expenses of the arbitration shall be paid for by Employer, but each party shall pay its own attorney’s fees and other litigation costs.

/s/ BMS Employee’s Initials

13.                               Notices Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Employee:                                                                   Name: Barry M. Smith
Address on file

To Employer:                                                                     Magellan Health Services, Inc.
55 Nod Road
Avon, CT 06001
Attention: General Counsel

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last given in accordance with this Section.

14.                               Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

15.                               Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, to the extent such reformation is allowable under applicable law.

16.                               Governing Law.  This Agreement and all issues relating to the validity, interpretation, and performance will be governed by, interpreted, and enforced under the laws of the State of Connecticut.

17.                               Binding Effect.  This Agreement hereto will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives.  This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer to any subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18.                               Employer Policies, Regulations, and Guidelines for Employees, Clawback Policy.  Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its Employees.  These materials are general guidelines for Employee’s information and will not be construed to alter, modify, or amend this Agreement for any purpose whatsoever.  Any payments or other remuneration under this Agreement shall be subject to the Employer’s clawback policy or other recapture policies as in effect from time to time, and to any obligations of the Employer to clawback or recapture such payments as are required by applicable law.

19.                               Background Check, Drug Screening, Employment Eligibility.  This Agreement and Employee’s employment hereunder are subject to and conditioned upon: (i) satisfactory completion of a background investigation of Employee by Employer at Employer’s expense; (ii) Employee’s receipt of a drug screening test conducted in accordance with Employer’s customary practice for all new employees, with results acceptable to Employer in accordance with such practice, to be arranged by Employer and Employer at Employer’s expense; (iii) Employee shall complete an Officer’s Questionnaire containing answers satisfactory to Employer, and (iv) Employee shall provide Employer documentation indicating her eligibility to work within the United States pursuant to The Immigration Reform and Control Act of 1986.   Notwithstanding anything herein to the contrary, the effective date of this Agreement shall be the date on which the conditions contained in this Section 19 are fulfilled.

20.                               Indemnification.  Employer shall indemnify Employee to the fullest extent permitted by Delaware law, subject to all requirements and conditions of such law.   The indemnification obligations under this Section 20 shall remain in effect following Employee’s termination of employment with Employer. In addition, Employee shall be covered as an insured in respect of Employee’s activities as an officer and director of Employer by the Employer’s Directors and Officers liability policy or other comparable policies obtained by Employer to the fullest extent provided under the policy and no less than that provided for other executive officers of Employer.

21.                               Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement.  No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties.  No representations, inducements, or agreements have been made to induce either Employee or Employer to enter into this Agreement, which are not expressly set forth within this Agreement.    Employee and Employer acknowledge and agree that Employer’s controlled subsidiaries and affiliates are express third party beneficiaries of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the     day of December 10, 2012 but shall not become effective until the conditions contained in Section 19 have been fulfilled.

MAGELLAN HEALTH SERVICES, INC. ”
“Employee”	“Employer

/s/ Barry M. Smith	By:	/s/ Michael Diament
Barry M. Smith		Name:	Michael Diament
		Title:	Chairman, Compensation Committe

EXHIBIT A

STOCK OPTION AGREEMENT

EXHIBIT B

RESTRICTED STOCK UNIT AGREEMENT

EXHIBIT C

FORM OF RELEASE